Exhibit 99.1

SeaBright Insurance Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	Contact: SeaBright Insurance Holdings, Inc. Robert P. Cuthbert Sr. Vice President and Chief Financial Officer 206-269-8500 investor@sbic.com

SeaBright to Reduce Expenses via Executive Salary Cuts

SEATTLE, May 14, 2009 – SeaBright Insurance Holdings, Inc. (NYSE: SBX) announced today that effective May 16, 2009, at management’s recommendation and reflective of the current recessionary economy and its negative effect upon earned premium, the Company will reduce the base salary of the Company’s Chief Executive Officer by 20% and the base salaries of executive officers and certain management employees by either 10% or 5% depending upon salary level.

“We believe that this management-initiated reduction in base salaries is an important symbol of our overall efforts to reduce costs in response to current economic conditions,” said John Pasqualetto, Chief Executive Officer of SeaBright Insurance Holdings, Inc.

In addition, the non-employee directors of the Company’s Board have agreed to reduce certain of their fees by 20%.

1501 4th Avenue, Suite 2600, Seattle, WA 98101

Mailing Address: P.O. Box 91100, Seattle, WA 98111

Phone: 206 269 8500 Fax: 206 269 8903

Website: www.sbic.com

SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services. SeaBright Insurance Company provides workers’ compensation coverage to employers in selected regions nationwide. To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, Inc., visit our website at www.sbic.com.

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